 As filed with the Securities and Exchange Commission on October 30, 2000
                                                     Registration No. 333-38536
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      To
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                             SLW Enterprises Inc.
             (Exact name of small business issuer in its charter)

                               ----------------

        Washington                    5499                   91-2022980
     (State or other           (primary standard          (I.R.S. Employer
     jurisdiction of            industrial code)        Identification Number)
     incorporation or
      organization)

                         Suite 210, 580 Hornby Street
                  Vancouver, British Columbia V6C 3B6, CANADA
                                (604) 687-6991
         (Address and telephone number of principal executive offices)

          Agent for Service:                       With a Copy to:
        Suzanne Wood, President                   James L. Vandeberg
         SLW Enterprises Inc.                 Ogden Murphy Wallace, PLLC
     Suite 210, 580 Hornby Street           1601 Fifth Avenue, Suite 2100
 Vancouver, British Columbia V6C 3B6,         Seattle, Washington 98101
                CANADA                              (206) 447-7000
            (604) 687-6991
(Name, address, including zip code, and telephone number, including area code, of agent for service)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                     Proposed       Proposed
                                       Amount        maximum        maximum       Amount of
     Title of each class of            To be      offering price   aggregate     registration
   securities to be registered       Registered      per unit    offering price      fee
---------------------------------------------------------------------------------------------
Class A Common Stock............     1,000,000         $.01        $10,000.00       $2.64(1)
---------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Previously Paid

                               ----------------

   The registration hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. The            +
+information in this prospectus is not complete and may be changed. We may not +
+sell these securities until the registration statement filed with the         +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION--[enter date, 2000]

PROSPECTUS

                              SLW Enterprises Inc.

                          Suite 210, 580 Hornby Street
                  Vancouver, British Columbia V6C 3B6, CANADA
                                 (604) 662-7000

                                  -----------

                        1,000,000 Shares of Common Stock
                           Par Value $.0001 Per Share

                                  -----------

  This is the initial public offering of common stock of SLW Enterprises Inc., and no public market currently exists for shares of SLW Enterprises' common stock. The initial public offering price is $0.01 per share of common stock which was arbitrarily determined. The offering is on a best efforts-no minimum basis. There is no minimum purchase requirement and no arrangement to place funds in an escrow, trust, or similar account. The latest date on which this offering will close will be 30 days after the date of this prospectus.

                                  -----------

                This investment involves a high degree of risk.
                    See "Risk Factors" beginning on page 2.

                                  -----------

  Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                               PART I--PROSPECTUS

Prospectus Summary.......................................................     1

Risk Factors.............................................................     2

Special Note Regarding Forward-Looking Statements........................     3

Use of Proceeds..........................................................     4

Determination of Offering Price..........................................     4

Selling Security Holders.................................................     4

Plan of Distribution.....................................................     4

Legal Proceedings........................................................     5

Directors, Executive Officers, Promoters and Control Persons.............     5

Security Ownership of Certain Beneficial Owners and Management...........     5

Description of Securities................................................     6

Interest of Named Experts and Counsel....................................     6

Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities.............................................................     6

Description of Business..................................................     7

Management's Discussion and Analysis or Plan of Operation................    15

Description of Property..................................................    16

Certain Relationships and Related Transactions...........................    16

Market for Common Equity and Related Stockholder Matters.................    17

Executive Compensation...................................................    17

Financial Statements.....................................................   F-1

Changes In and Disagreements With Accountants on Accounting And Financial
 Disclosure..............................................................  II-1

                               PROSPECTUS SUMMARY

                              SLW ENTERPRISES INC.

   SLW Enterprises Inc. is a corporation formed under the laws of the State of Washington, whose principal executive offices are located in Vancouver, British Columbia, Canada.

   The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients in Montana, North Dakota, South Dakota, and Wyoming.

               NAME, ADDRESS, AND TELEPHONE NUMBER OF REGISTRANT

   SLW Enterprises Inc.
   Suite 210, 580 Hornby Street
   Vancouver, British Columbia V6C 3B6, CANADA
   (604) 687-6991

                                  THE OFFERING

   Price per share Offered.....................................            $0.01
   Common Stock Offered by SLW Enterprises..................... 1,000,000 shares
   Common Stock Outstanding Prior to Offering.................. 1,600,000 shares
   Common Stock Outstanding After Offering Assuming 50%
    of the Offering is Sold.................................... 2,100,000 shares
   Common Stock Outstanding After Offering Assuming 100%
    of the Offering is Sold.................................... 2,600,000 shares

   SLW Enterprises expects to use the net proceeds for organizational purposes and to determine the feasibility of selling Vitamineralherb.com products to specific markets.

                                 RISK FACTORS

  SLW Enterprises Has Incurred Losses Since Its Inception March 24, 2000 and Expects Losses to Continue For the Foreseeable Future

   SLW Enterprises is in the extreme early stages of development and could fail before implementing its business plan. It is a "start up" venture that will incur net losses for the foreseeable future. SLW Enterprises has only recently acquired its principal asset. SLW Enterprises will incur additional expenses before becoming profitable, if it ever becomes profitable. It is a relatively young company that has no history of earnings or profit. There is no assurance that it will operate profitably in the future or provide a return on investment in the future.

  Changes or Interruptions to SLW Enterprises' Arrangements with Its Supplier May Have an Adverse Effect on Its Ability to Operate

   If SLW Enterprises' licensor defaults under its agreement with its supplier, SLW Enterprises could lose access to its manufacturing source, and SLW Enterprises' distribution rights would become meaningless. Similarly, any dispute between the supplier and licensor could prevent SLW Enterprises from selling or delivering product to its customers. Any termination or impairment of SLW Enterprises' license rights and access to products could prevent SLW Enterprises from implementing its business plan, thereby limiting its profitability and decreasing the value of its stock.

   If the Vitamineralherb.com Business Plan Does Not Prove To Be Feasible, SLW Enterprises May Be Considered a Blank Check Company Which Would Restrict Resales of Its Stock

   If the Vitamineralherb.com business plan does not prove to be economically feasible, and SLW Enterprises does not otherwise have a specific business plan or purpose, SLW Enterprises would be considered a "blank check company", which could limit an investor's ability to sell its stock, thereby decreasing the value of the stock. A "blank check company" is subject to Rule 419 of the Securities Act. Pursuant to Rule 419, all funds raised by and securities issued in connection with a public offering by a blank check company must be held in escrow, and any such securities may not be transferred. Many states have also enacted statutes, rules and regulations limiting the sale of securities of blank check companies within their respective jurisdictions. As a result, SLW Enterprises would have great difficulty raising additional capital. In addition, there would be a limited public market, if any, for resale of the shares of SLW Enterprises common stock issued in this offering.

   SLW Enterprises May Need Additional Financing Which May Not Be Available, or Which May Dilute the Ownership Interests of Investors

   SLW Enterprises' ultimate success will depend on its ability to raise additional capital. No commitments to provide additional funds have been made by management or other shareholders. SLW Enterprises has not investigated the availability, source or terms that might govern the acquisition of additional financing. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to SLW Enterprises. If not available, SLW Enterprises' operations would be severely limited, and it would be unable to implement its business plan.

   Purchasers Must Rely on Ms. Wood's Abilities For All Decisions As She Will Control the Majority of the Stock After the Offering. SLW Enterprises Has No Employment Agreement With Ms. Wood and She Spends Only Part-time On Its Business. Her Leaving May Adversely Effect SLW Enterprises' Ability To Operate

   Ms. Wood is serving as SLW Enterprises' sole officer and director. SLW Enterprises will be heavily dependent upon Ms. Wood's entrepreneurial skills and experience to implement its business plan and may, from time to time, find that her inability to devote full time and attention to its affairs will result in delay(s) in progress towards the implementation of its business plan or in a failure to implement its business plan. Moreover, SLW Enterprises does not have an employment agreement with Ms. Wood and as a result, there is no assurance that she will continue to manage its affairs in the future. Nor has SLW Enterprises obtained a key man life insurance policy on Ms. Wood. SLW Enterprises could lose the services of Ms. Wood, or Ms. Wood could decide to join a competitor or otherwise compete directly or indirectly with BentleyCapitalCorp.com, which would have a significant adverse effect on its business and could cause the price of its stock to be worthless. The services of Ms. Wood would be difficult to replace.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause SLW Enterprises' actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Although SLW Enterprises believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements.

                                USE OF PROCEEDS

   The net proceeds to SLW Enterprises from the sale of the 1,000,000 shares of common stock offered by SLW Enterprises hereby at an assumed initial public offering price of $.01 per share are estimated to be $10,000. SLW Enterprises expects to use the net proceeds as follows:

                              Assuming Sale of Assuming Sale of
                                50% of Stock    100% of Stock
     Purpose                   Being Offered    Being Offered
     -------                  ---------------- ----------------
     Organizational
      Purposes...............      $1,000           $1,000
     Feasibility of
      License/Market
      Research...............      $4,000           $9,000

   SLW Enterprises continually evaluates other business opportunities that may be available to it, whether in the form of assets acquisitions or business combinations. SLW Enterprises may use a portion of the proceeds for these purposes. SLW Enterprises is not currently a party to any contracts, letters of intent, commitments or agreements and is not currently engaged in active negotiations with respect to any acquisitions.

   SLW Enterprises has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, SLW Enterprises' management will have significant flexibility in applying the net proceeds of the offering.

                        DETERMINATION OF OFFERING PRICE

   SLW Enterprises arbitrarily determined the price of the Units in this Offering. The offering price is not an indication of and is not based upon the actual value of SLW Enterprises. It bears no relationship to the book value, assets or earnings of SLW Enterprises or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                            SELLING SECURITY HOLDERS

   There are no selling security holders.

                              PLAN OF DISTRIBUTION

   SLW Enterprises will sell a maximum of 1,000,000 shares of its common stock to the public on a "best efforts" basis. There can be no assurance that any of these shares will be sold. This is not an underwritten offering. SLW Enterprises has not committed to keep the registration statement effective for any set period of time. The gross proceeds to SLW Enterprises will be $10,000 if all the shares offered are sold. SLW Enterprises will offer and sell its common stock through its sole officer and director, Suzanne Wood, pursuant to and in compliance with Rule 3a4-1 of the Exchange Act. There are currently no plans at present to conduct any general solicitation in conjunction with this offering (other than the filing of this registration statement). However, if Ms. Wood is unable to sell all of the shares in this offering to purchasers with whom she has a pre-existing relationship in jurisdictions where those sales may be permitted, she may engage in a general solicitation under Rule 135 of the Securities Act of 1933. All sales will be made in compliance with the securities laws of local jurisdictions. No commissions or other fees will be paid, directly or indirectly, by SLW Enterprises, or any of its principals, to any person or firm in connection with solicitation of sales of the shares. No public market currently exists for shares of SLW Enterprises' common stock. SLW Enterprises intends to apply to have its shares traded on the OTC bulletin board under the symbol "SLWE".

                               LEGAL PROCEEDINGS

   SLW Enterprises is not a party to any pending legal proceeding or litigation and none of its property is the subject of a pending legal proceeding. Further, the officer and director knows of no legal proceedings against SLW Enterprises or its property contemplated by any governmental authority.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

   The following table sets forth the name, age and position of each director and executive officer of SLW Enterprises Inc.:

   Name                            Age Position
   ----                            --- --------
   Suzanne Wood...................  43 President, Secretary, Treasurer, Director

   In April, 2000, Ms. Wood was elected as the sole officer and director of SLW Enterprises, of which she is the sole stockholder. She will serve until the first annual meeting of SLW Enterprises' shareholders and her successors are elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.

   Since 1986, Ms. Wood has been the principal of Wood & Associates, financial and corporate management consultants providing services in corporate financing and mergers and acquisitions. Ms. Wood is an accountant with over 20 years' in experience in the finances and corporate management of private and public companies. After graduating from the University of British Columbia, Ms. Wood spent several years with Revenue Canada, Taxation, primarily with its Business Audit Division. During this period she participated in the Certified General Accountants Program. Ms. Wood has completed the Canadian Securities Course and remains current in the changes relating to securities matters through continued participation in various professional development programs and seminars. Since leaving government services she provides general consulting services to companies in connection with the development of new business ventures. She participates in efforts to raise capital for the companies by assisting in the strategic business planning and advising with respect to the company's capital structure. Part of her services includes the performance of a financial and strategic audit of the company in order to assist the company to formulate its future strategies. Ms. Wood assists with the performance of due diligence related to potential business arrangements. Through her network of business contacts cultivated over numerous years, she has assisted companies with the development of world-wide marketing, promotional and fund raising strategies. She is currently on the Board of Directors of a number of private and public companies including Genetronics Biomedical Ltd., a company listed on the Toronto and Amex Stock Exchange.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of May 1, 2000, SLW Enterprises' outstanding common stock owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by SLW Enterprises to own beneficially, more than 5% of its common stock, and the shareholdings of all Executive Officers and Directors as a group. Each person has sole voting and investment power with respect to the shares shown.

                                                         Shares   Percentage of
   Name                                                   Owned   Shares Owned
   ----                                                 --------- -------------
   Suzanne Wood, President, Secretary, Treasurer, and   1,600,000      100%
    Director...........................................
    Suite 210, 580 Hornby Street
    Vancouver, BC V6C 3B6 Canada
   All executive officers & directors as a group
    (1 individual)..................................... 1,600,000      100%

                           DESCRIPTION OF SECURITIES

   The following description of SLW Enterprises' capital stock is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by SLW Enterprises' articles of incorporation and bylaws and by the applicable provisions of Washington law.

   The authorized capital stock of SLW Enterprises consists of 120,000,000 shares: 100,000,000 shares of Common Stock having a par value of $0.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of SLW Enterprises' common stock.

   The holders of shares of common stock of SLW Enterprises do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of SLW Enterprises' directors.

   The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of the shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of SLW Enterprises holders are entitled to receive, ratably, the net assets of SLW Enterprises Inc. available to shareholders after payment of all creditors.

   All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of SLW Enterprises' common stock are issued, the relative interests of existing shareholders may be diluted.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

   Neither Elliott Tulk Pryce Anderson nor Ogden Murphy Wallace, PLLC was employed on a contingent basis in connection with the registration or offering of SLW Enterprises' common stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   SLW Enterprises' articles of incorporation provide that it will indemnify its officers and directors to the full extent permitted by Washington state law. SLW Enterprises' bylaws provide that it will indemnify and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of SLW Enterprises or is or was serving at the request of SLW Enterprises as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SLW Enterprises pursuant to the forgoing provisions or otherwise, SLW Enterprises has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                            DESCRIPTION OF BUSINESS

General

   SLW Enterprises was incorporated under the laws of the State of Washington on March 22, 2000, and is in its early developmental and promotional stages. To date, SLW Enterprises' only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. SLW Enterprises has not commenced commercial operations. SLW Enterprises has no full time employees and owns no real estate.

Acquisition of The License

   On April 13, 2000, SLW Enterprises' sole shareholder, Suzanne Wood, transferred to SLW Enterprises her rights under that certain License Agreement with Vitamineralherb.com. The License Agreement grants an exclusive right to distribute Vitamineralherb.com products to health and fitness professionals in Montana, North Dakota, South Dakota and Wyoming via the Internet. The license was acquired from Vitamineralherb.com for a promissory note for $35,000 payable from SLW Enterprises to Vitamineralherb.com upon the successful completion of the initial public offering pursuant to this registration statement and sale of all shares registered in the offering. Ms. Wood intends to loan to SLW Enterprises the $35,000 for payment of the license fee, which will be evidenced by a promissory note payable to Ms. Wood by SLW Enterprises. Pursuant to the license, SLW Enterprises is required to use its best efforts to cause this registration statement to become effective as soon as possible after filing.

The License

   SLW Enterprises has a three year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. The license will be automatically renewed unless SLW Enterprises or Vitamineralherb.com gives the other notice of its intent not to renew.

   Vitamineralherb.com has agreed to provide certain business administrative services to SLW Enterprises, including product development, store inventory, website creation and maintenance, establishment of banking liaisons, and development and maintenance of an order fulfillment system, thereby enabling SLW Enterprises to focus strictly on marketing and sales. Some services, such as development of the website and the order fulfillment system, will be provided by Vitamineralherb.com, while others, such as product development and store inventory, will be provided by the product supplier. Vitamineralherb.com sets the price for products based on the manufacturer's price, plus a mark up which Vitamineralherb.com and SLW Enterprises share equally.

   SLW Enterprises and its customers will also be able to request quotes for and order custom-formulated and custom-labeled products via the website. Three different labeling options are available to customers: First, products may be ordered with the manufacturer's standard label with no customization. Second, the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording "Distributed by." This gives these health and fitness professionals a competitive edge. Third, labels may be completely customized for the health or fitness professional.

   When a fitness or health professional becomes a client, SLW Enterprises' salesperson will show the client how to access the Vitamineralherb website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb.com website. It is anticipated that the customer will pay for the purchase with a credit card, electronic check ("e-check"), or debit card. All products will be shipped by the manufacturer directly to the professional or its clients.

   The website will be maintained by Vitamineralherb.com, and each licensee will pay an annual website maintenance fee of $500. All financial transactions will be handled by Vitamineralherb.com's Internet clearing bank. The Vitamineralherb webmaster will download e-mail orders several times a day, check with clearing bank for payment and then submit the product order and electronic payment to the supplier. Vitamineralherb.com will then forward the money due SLW Enterprises via electronic funds transfer. Vitamineralherb's software will track all sales through the customer's identification number, and at month end, e-mail to SLW Enterprises and customer a detailed report including sales commissions. Vitamineralherb has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as trying to insure that all major search engines pick Vitamineralherb.com first. Sales originating from the website to customers located in British Columbia will automatically be assigned to SLW Enterprises.

   Vitamineralherb.com's website is currently operational, but is not yet complete. Vitamineralherb.com is finalizing the product list and the automated ordering function (manual ordering via email is currently available). Vitamineralherb.com has established a banking liaison, and is in the process of setting up the internet processing facility through that bank. These items should be complete by August 1, 2000.

   Background on the Manufacturer and Distributor

   Vitamineralherb.com entered into a Manufacturing Agreement, dated June 9, 2000, with Ives Formulation Co., of San Diego, California. Ives Formulation is a wholly-owned subsidiary of Ives Health Company, Inc., a public company traded on the Bulletin Board under the symbol "IVEH". Ives Formulation has been a contract manufacturer of vitamin, mineral, nutritional supplement, and alternative health products for various marketing organizations. In addition to a line of standard products, Ives Formulation is able to manufacture custom blended products for customers, and to supply privately labeled products for SLW Enterprises' customers at a minimal added cost. Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business.

   Implementation of Business Plan: Milestones

   SLW Enterprises' business plan is to determine the feasibility of selling Vitamineralherb.com products to targeted markets. Should SLW Enterprises determine that its business plan is feasible, it intends to employ salespeople to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients via the Internet. SLW Enterprises will achieve implementation of its business plan by meeting the following milestones:

  . Milestone 1: Market Survey. In order to determine the feasibility of its business plan, SLW Enterprises must conduct research into the various potential target markets. The market analysis research will likely consist of a telephone survey to 100-200 potential clients, focusing on three or four of the core target markets, such as chiropractors, health clubs, and alternative medicine practitioners. The survey would likely contain questions which would determine the marketing approach and acceptability of specific products. The survey would take approximately four to six weeks. The cost of the survey is estimated to range from $10,000-$13,500, which would be paid for in part out of the proceeds of this offering.

  . Milestone 2: Hire Salespeople. Should SLW Enterprises determine that the exploitation of the license is feasible, it will then have to engage salespeople to market the products. SLW Enterprises expects that it may hire two salespeople during its first year of operation. The hiring process would include running advertisements in the local newspaper and conducting interviews. It is anticipated that hiring the salespeople may take four to eight weeks. The cost of hiring the salespeople, not including compensation, is estimated at $20,000.

  . Milestone 3: Establish an Office. SLW Enterprises would then have to establish an office or offices for the sales force in the appropriate market or markets. This would include an office, equipment such as computers and telephones, and sample inventory for the salespeople. It is anticipated that it may take eight to twelve weeks to locate acceptable office space and select and purchase equipment. The expense of office rental, equipment and inventory samples is estimated to be $45,000 per year.

  . Milestone 4: Development of Advertising Campaign. The next step would be to develop an advertising campaign, including establishing a list of prospects based on potential clients identified in the market survey, and designing and printing sales materials. It is anticipated that it would take approximately six to ten weeks to develop the advertising campaign, although, depending on the availability of resources, SLW Enterprises will attempt to develop its advertising campaign concurrently with establishing an office. The cost of developing the campaign is estimated at approximately $12,000 per year.

  .  Milestone 5: Implementation of Advertising Campaign/Sales
     Calls. Implementation of the advertising campaign would begin with mailing the sales materials to the identified list of prospects. Approximately two to four weeks thereafter, the salespeople would begin telephone follow ups and scheduling of sales calls. Although it will be necessary to make sales calls throughout the life of the company, it is estimated that the first round of sales calls will take approximately eight to twelve weeks to complete. The cost of salary and expenses for two salespeople is estimated at $248,000 per year.

  . Milestone 6: Achieve Revenues. It is difficult to quantify how long it will take to convert a sales call into actual sales and revenues. SLW Enterprises will not begin receiving orders until its sales force is able to convince potential clients to begin offering such products to their customers, or to convert from an existing supplier. SLW Enterprises hopes that clients would begin placing orders within weeks of a sales call, but it may take several months before people begin to purchase products. Moreover, customers may not be willing to pay for products at the time they order, and may insist on buying on account, which would delay receipt of revenues another month or two. Assuming
     SLW Enterprises has received all necessary approvals to begin raising funds by October 1, 2000, and assuming an offering period of approximately one month, in a best case scenario SLW Enterprises may receive its first revenues as early as April 1, 2001. However, a more realistic estimate of first revenues would be November 1, 2001 or later.

   As discussed more fully in the Management's Discussion and Analysis-- Liquidity and Capital Resources section, the expenses of implementing SLW Enterprises' business plan will likely exceed the funds raised by this offering, and SLW Enterprises will have to obtain additional financing through an offering or through capital contributions by current shareholders. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to SLW Enterprises or at all.

Industry Background

   Growth of the Internet and electronic commerce. The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately 275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. SLW Enterprises believes that this dramatic growth presents significant opportunities for online retailers.

   The vitamin, supplement, mineral and alternative health product market. In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be US $434 million in the year 2003, up from $1 million in 1998. SLW Enterprises believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

Competition

   The electronic commerce industry is new, rapidly evolving and intensely competitive, and SLW Enterprises expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin, supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

   SLW Enterprises' competitors can be divided into several groups including:

  . traditional vitamins, supplements, minerals and alternative health products retailers;

  . the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;

  . online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;

  . independent online retailers specializing in vitamins, supplements, minerals and alternative health products;

  . mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and

  . direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

  Many of SLW Enterprises' potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than SLW Enterprises has. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases. Competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than SLW Enterprises does. Increased competition may result in reduced operating margins and loss of market share.

   SLW Enterprises believes that the principal competitive factors in its market are:

  .  ability to attract and retain customers;

  .  breadth of product selection;

  .  product pricing;

  .  ability to customize products and labeling;

  .  quality and responsiveness of customer service.

SLW Enterprises believes that it can compete favorably on these factors. However, SLW Enterprises will have no control over how successful its competitors are in addressing these factors. In addition, with little difficulty, SLW Enterprises' online competitors can duplicate many of the products or services offered on the Vitamineralherb.com site.

   SLW Enterprises believes that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding:

  . Lack of convenience and personalized service. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.

  . Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.

  . Lack of Customer Loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attractive to the name brands, but find the products too expensive. It is understood that these are quality products and have value, but the multilevel structure of marketing often employed by large retailers mandate high prices.

  As a result of the foregoing limitations, SLW Enterprises believes there is significant unmet demand for an alternative shopping channel that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

   SLW Enterprises hopes to attract and retain consumers through the following key attributes of its business:

  . Broad Expandable Product Assortment. SLW Enterprises' product selection is substantially larger than that offered by store-based retailers.

  . Low Product Prices. Product prices can be kept low due to volume purchases through SLW Enterprises' affiliation with Vitamineralherb.com and other licensees. Product prices will also be lower due to SLW Enterprises' lack of need of inventory and warehouse space. All products are shipped from International Formulation and Manufacturing's inventory.

  . Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.

  . Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.

Regulatory Environment

   The manufacturing, processing, formulating, packaging, labeling and advertising of the products SLW Enterprises sells may be subject to regulation by one or more U.S. federal agencies, including the Food and Drug
Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

   The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the- counter or homeopathic drugs. Under the Federal Food, Drug, and Cosmetic Act, the Food and Drug Administration may undertake enforcement actions against companies marketing unapproved drugs, or "adulterated" or "misbranded" products. The remedies available to the Food and Drug Administration include: criminal prosecution; an injunction to stop the sale of a company's products; seizure of products; adverse publicity; and "voluntary" recalls and labeling changes.

   Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. Specifically, the Food, Drug, and Cosmetic Act requires that food, including dietary supplements, drugs and cosmetics, not be "misbranded." A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling. The Food and Drug Administration has indicated that promotional statements made about dietary supplements on a company's website may constitute "labeling" for purposes of compliance with the provisions of the Food, Drug, and Cosmetic Act. A manufacturer or distributor of dietary supplements must notify the Food and Drug Administration when it markets a product with labeling claims that the product has an effect on the structure or function of the body. Noncompliance with the Food, Drug, and Cosmetic Act, and recently enacted amendments to that Act discussed below, could result in enforcement action by the Food and Drug Administration.

   The Food, Drug, and Cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. The Dietary Supplement Health and Education Act created a new statutory framework governing the definition, regulation and labeling of dietary supplements. With respect to definition, the Dietary Supplement Health and Education Act created a new class of dietary supplements, consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under the Dietary Supplement Health and Education Act, dietary ingredients that were on the market before October 15, 1994 may be sold without Food and Drug Administration pre-approval and without notifying the Food and Drug Administration. In contrast, a new dietary ingredient, i.e., one not on the market before October 15, 1994, requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Retailers, in addition to dietary supplement manufacturers, are responsible for ensuring that the products they market for sale comply with these regulations. Noncompliance could result in enforcement action by the Food and Drug Administration, an injunction prohibiting the sale of products deemed to be noncompliant, the seizure of such products and criminal prosecution.

   The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration. With respect to labeling, the Dietary Supplement Health and Education Act amends, for dietary supplements, the Nutrition Labeling and Education Act by providing that "statements of nutritional support," also referred to as "structure/function claims," may be used in dietary supplement labeling without Food and Drug Administration pre-approval, provided certain requirements are met. These statements may describe how particular dietary ingredients affect the structure or function of the body, or the mechanism of action by which a dietary ingredient may affect body structure or function, but may not state a drug claim, i.e., a claim that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. A company making a "statement of nutritional support" must possess substantiating evidence for the statement, disclose on the label that the Food and Drug Administration has not reviewed the statement and that the product is not intended for use for a disease and notify the Food and Drug Administration of the statement within 30 days after its initial use. It is possible that the statements presented in connection with product descriptions on SLW Enterprises' site may be determined by the Food and Drug Administration to be drug claims rather than acceptable statements of nutritional support. In addition, some of SLW Enterprises' suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, Vitamineralherb.com may have to remove objectionable statements or products from its site or modify these statements, or product names or labels, in order to comply with Food and Drug Administration regulations. Such changes could interfere with SLW Enterprises' marketing of products and could cause us to incur significant additional expenses.

   In addition, the Dietary Supplement Health and Education Act allows the dissemination of "third party literature" in connection with the sale of dietary supplements to consumers at retail if the publication meets statutory requirements. Under the Dietary Supplement Health and Education Act, "third party literature" may be distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted, a balanced view of available scientific information on the subject matter is presented and there is physical separation from dietary supplements in stores. The extent to which this provision may be used by online retailers is not yet clear, and SLW Enterprises cannot assure you that all pieces of "third party literature" that may be disseminated in connection with the products SLW Enterprises offers for sale will be determined to be lawful by the Food and Drug Administration. Any such failure could render the involved product an unapproved drug or a "misbranded" product, potentially subjecting us to enforcement action by the Food and Drug Administration, and could require the removal of the noncompliant literature from Vitamineralherb.com's website or the modification of SLW Enterprises' selling methods, interfering with SLW Enterprises' continued marketing of that product and causing us to incur significant additional expenses. Given the fact that the Dietary Supplement Health and Education Act was enacted only five years ago, the Food and Drug Administration's regulatory policy and enforcement positions on certain aspects of the new law are still evolving. Moreover, ongoing and future litigation between dietary supplement companies and the Food and Drug Administration will likely further refine the legal interpretations of the Dietary Supplement Health and Education Act. As a result, the regulatory status of certain types of dietary supplement products, as well as the nature and extent of permissible claims will remain unclear for the foreseeable future. Two areas in particular that pose potential regulatory risk are the limits on claims implying some benefit or relationship with a disease or related condition and the application of the physical separation requirement for "third party literature" as applied to Internet sales.

   In addition to the regulatory scheme under the Food, Drug and Cosmetic Act, the advertising and promotion of dietary supplements, foods, over-the-counter drugs and cosmetics is subject to scrutiny by the Federal Trade Commission. The Federal Trade Commission Act prohibits "unfair or deceptive" advertising or marketing practices, and the Federal Trade Commission has pursued numerous food and dietary supplement manufacturers and retailers for deceptive advertising or failure to substantiate promotional claims, including, in many instances, claims made via the Internet. The Federal Trade Commission has the power to seek administrative or judicial relief prohibiting a wide variety of claims, to enjoin future advertising, to seek redress or restitution payments and to seek a consent order and seek monetary penalties for the violation of a consent order. In general, existing laws and regulations apply fully to transactions and other activity on the Internet. The Federal Trade Commission is in the process of reviewing its policies regarding the applicability of its rules and its consumer protection guides to the Internet and other electronic media. The Federal Trade Commission has already undertaken a new monitoring and enforcement initiative, "Operation Cure-All," targeting allegedly bogus health claims for products and treatments offered for sale on the Internet. Many states impose their own labeling or safety requirements that differ from or add to existing federal requirements.

   SLW Enterprises cannot predict the nature of any future U.S. laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives, SLW Enterprises cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive. Further, SLW Enterprises cannot assure you that, under existing laws and regulations, or if more stringent statutes are enacted, regulations are promulgated or enforcement policies are adopted, it is or will be in compliance with these existing or new statutes, regulations or enforcement policies without incurring material expenses or adjusting its business strategy. Any laws, regulations, enforcement policies, interpretations or applications applicable to SLW Enterprises' business could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

   Regulation of the Internet. In general, existing laws and regulations apply to transactions and other activity on the Internet; however, the precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations may be enacted with respect to the Internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may impair the growth of Internet use and result in a decline in SLW Enterprises' sales.

   A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect SLW Enterprises' opportunity to derive financial benefit from such activities.

Employees

   SLW Enterprises is a development stage company and currently has no employees. SLW Enterprises is currently managed by Suzanne Wood, its sole officer and director. SLW Enterprises looks to Ms. Wood for her entrepreneurial skills and talents. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future. SLW Enterprises may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire stock in SLW Enterprises, which would dilute the ownership interest of holders of existing shares of its common stock.

Available Information and Reports to Securities Holders

   SLW Enterprises has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to SLW Enterprises and its common stock, see the registration statement and the exhibits and schedules thereto. Any document SLW Enterprises files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street NW., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. SLW Enterprises' filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

   Upon completion of this offering, SLW Enterprises will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

   The following discussion and analysis of SLW Enterprises' financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this Prospectus.

   This prospectus contains forward-looking statements, the accuracy of which involve risks and uncertainties. Words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions are used to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential markets for Vitamineralherb products. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. SLW Enterprises' actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by SLW Enterprises described in "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with SLW Enterprises' Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus.

Results of Operations

   During the period from March 22, 2000 through April 30, 2000, and the three months ended July 31, 2000. SLW Enterprises has engaged in no significant operations other than organizational activities, acquisition of the rights to market Vitamineralherb and preparation for registration of its securities under the Securities Act of 1933, as amended. No revenues were received by SLW Enterprises during this period.

   For the current fiscal year, SLW Enterprises anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. SLW Enterprises anticipates that until these procedures are completed, it will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

   SLW Enterprises' business plan is to determine the feasibility of marketing the Vitamineralherb products in various markets, and, if the products prove to be in demand, begin marketing and selling Vitamineralherb products.

Liquidity and Capital Resources

   SLW Enterprises remains in the development stage and, since inception, has experienced no significant change in liquidity or capital resources or shareholders' equity. Consequently, SLW Enterprises' balance sheet as of April 30, 2000, and July 31, 2000 reflects total assets of nil.

   SLW Enterprises' business plan is to determine the feasibility of selling Vitamineralherb.com products to targeted markets. Should SLW Enterprises determine that its business plan is feasible, it intends to employ salespeople to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients via the Internet.

   In order to determine the feasibility of its business plan, SLW Enterprises plans, during the next six to twelve months, to conduct research into these various potential target markets. Should SLW Enterprises determine that the exploitation of the license is feasible, it will engage salespeople to market the products. Based primarily on discussions with the licensor, SLW Enterprises believes that during its first operational quarter, it will need a capital infusion of approximately $85,000 to achieve a sustainable sales level where ongoing operations can be funded out of revenues. This capital infusion is intended to cover costs of advertising, hiring and paying two salespeople, and administrative expenses. In addition, SLW Enterprises will need approximately $260,000 in the event it determines that its market will not pay in advance and it will have to extend credit. These expenses will exceed the funds raised by this offering, and SLW Enterprises will have to obtain additional financing through an offering or capital contributions by current shareholders.

   SLW Enterprises is conducting this offering, in part, because it believes that an early registration of its equity securities will minimize some of the impediments to capital formation that otherwise exist. By having a registration statement in place, SLW Enterprises believes it will be in a better position, either to conduct a future public offering of its securities or to undertake a private placement with registration rights, than if it were a completely private company. Registering its shares will help minimize the liquidity discounts SLW Enterprises may otherwise have to take in a future private placement of its equity securities, because investors will have a high degree of confidence that the Rule 144(c)(1) public information requirement will be satisfied, and a public market will exist to effect Rule 144(g) broker transactions. SLW Enterprises believes that the cost of registering its securities, and undertaking the affirmative disclosure obligations that such a registration entails, will be more than offset by avoiding deep liquidity discounts in future sales of securities. No specific private investors have been identified, but SLW Enterprises' management has general knowledge of an investor class interested in investing in companies that can demonstrate a clear path to an early liquidity event.

   No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to SLW Enterprises or at all. SLW Enterprises expects to begin earning revenues shortly after a sales force is in place.

   In addition, SLW Enterprises may engage in a combination with another business. SLW Enterprises cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity with which SLW Enterprises may eventually combine. SLW Enterprises has engaged in discussions concerning potential business combinations, but has not entered into any agreement for such a combination.

   SLW Enterprises will need additional capital to carry out its business plan or to engage in a business combination. No commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to SLW Enterprises or at all. SLW Enterprises has no commitments for capital expenditures.

                            DESCRIPTION OF PROPERTY

   SLW Enterprises currently maintains limited office space, occupied by Suzanne Wood, for which it pays no rent. Its address is Suite 210, 580 Hornby Street, Vancouver, British Columbia V6C 3B6, Canada and its phone number is
(604) 687-6991. SLW Enterprises does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   No director, executive officer or nominee for election as a director of SLW Enterprises and no owner of five percent or more of SLW Enterprises' outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   No established public trading market exists for SLW Enterprises' securities. SLW Enterprises has no common equity subject to outstanding purchase options or warrants. SLW Enterprises has no securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act or that SLW Enterprises has agreed to register under the Securities Act for sale by shareholders. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly offered by SLW Enterprises.

   As of September 1, 2000, there were 1,600,000 shares of common stock outstanding, held by 1 shareholder of record. Upon effectiveness of the registration statement that includes this prospectus, all of SLW Enterprises' outstanding shares will be eligible for sale.

   To date SLW Enterprises has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon SLW Enterprises' future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

                             EXECUTIVE COMPENSATION

   No officer or director has received any remuneration from SLW Enterprises. Although there is no current plan in existence, it is possible that SLW Enterprises will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of SLW Enterprises' business plan. SLW Enterprises has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. SLW Enterprises has no employment contract or compensatory plan or arrangement with any executive officer of SLW Enterprises. The director currently does not receive any cash compensation from SLW Enterprises for her service as a member of the board of directors. There is no compensation committee, and no compensation policies have been adopted. See "Certain Relationships and Related Transactions."

                              SLW ENTERPRISES INC.
                         (A Development Stage Company)

                                                                           Index
                                                                           -----
Independent Auditor's Report..............................................  F-1

Balance Sheets............................................................  F-2

Statements of Operations..................................................  F-3

Statements of Cash Flows..................................................  F-4

Statements of Stockholders' Equity........................................  F-5

Notes to the Financial Statements.........................................  F-6

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
SLW Enterprises Inc.
(A Development Stage Company)

   We have audited the accompanying balance sheet of SLW Enterprises Inc. (A Development Stage Company) as of April 30, 2000 and the related statements of operations, stockholders' equity and cash flows for the period from March 22, 2000 (Date of Inception) to April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of SLW Enterprises Inc. (A Development Stage Company), as of April 30, 2000, and the results of its operations and its cash flows for the period from March 22, 2000 (Date of Inception) to April 30, 2000, in conformity with U.S. generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Elliott Tulk Pryce Anderson

                                          CHARTERED ACCOUNTANTS

Vancouver, Canada
September 7, 2000

                              SLW ENTERPRISES INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS

                          (expressed in U.S. dollars)

                                                           July 31,   April 30,
                                                             2000       2000
                                                          ----------- ---------
                                                          (unaudited)
                         ASSETS
                         ------
License (Notes 3 and 4)..................................  $    --    $    --
                                                           ========   ========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current Liabilities
  Note payable (Note 4)..................................    35,000     35,000
                                                           --------   --------
Stockholders' Equity
  Common Stock, 100,000,000 common shares authorized with
   a par value of $.0001; 1,600,000 common shares issued
   and outstanding.......................................       160        160
  Additional Paid in Capital.............................    15,840     15,840
                                                           --------   --------
                                                             16,000     16,000
                                                           --------   --------
Preferred Stock, 20,000,000 preferred shares authorized
 with a par value of $.0001; none issued.................       --         --
                                                           --------   --------
Deficit Accumulated During the Development Stage.........   (51,000)   (51,000)
                                                           --------   --------
                                                                --         --
                                                           --------   --------
                                                           $    --    $    --
                                                           ========   ========
Contingent Liability (Note 1)

Commitment (Note 3)




   (The accompanying notes are an integral part of the financial statements)

                              SLW ENTERPRISES INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                          (expressed in U.S. dollars)

                         Accumulated From
                             (Date of                        From March 22, 2000
                          Inception) to   Three Months Ended (Date of Inception)
                          July 31, 2000     July 31, 2000     to April 30, 2000
                         ---------------- ------------------ -------------------
                           (unaudited)        (unaudited)
Revenue.................     $    --             $--              $    --
                             --------            ----             --------
Expenses
  Legal and
   organizational.......       16,000             --                16,000
  License written-off...       35,000             --                35,000
                             --------            ----             --------
Net Loss................      (51,000)            --               (51,000)
                             ========            ====             ========
Loss per share..........                          --                  (.03)
                             ========            ====             ========





   (The accompanying notes are an integral part of the financial statements)

                              SLW ENTERPRISES INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                          (expressed in U.S. dollars)

                           Accumulated From                      From March 22, 2000
                          (Date of Inception) Three Months Ended (Date of Inception)
                           to July 31, 2000     July 31, 2000     to April 30, 2000
                          ------------------- ------------------ -------------------
                                       (unaudited)
Cash Flows to Operating
 Activities
  Net loss..............       $(51,000)             $--              $(51,000)
  Non-cash items
    Legal and
     organizational
     costs..............         16,000               --                16,000
    License written-
     off................         35,000               --                35,000
                               --------              ----             --------
Net Cash Used by
 Operating Activities...            --                --                   --
                               --------              ----             --------
Change in cash..........            --                --                   --
Cash--beginning of
 period.................            --                --                   --
                               --------              ----             --------
Cash--end of period.....            --                --                   --
                               ========              ====             ========
Non-Cash Financing
 Activities
  A total of 1,600,000
   shares were issued to
   a director at a fair
   market value of $0.01
   per share for legal
   and organizational
   expenses paid........         16,000               --                16,000
  A note payable was
   assumed by the
   Company for the
   acquisition of a
   License from a
   director (Notes 3 and
   5)...................         35,000               --                35,000
                               --------              ----             --------
                                 51,000               --                51,000
                               ========              ====             ========
Supplemental Disclosures
  Interest paid.........            --                --                   --
  Income tax paid.......            --                --                   --



   (The accompanying notes are an integral part of the financial statements)

                              SLW ENTERPRISES INC.
                         (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                          (expressed in U.S. dollars)

                                                                      Deficit
                                                                    Accumulated
                                  Common Stock   Additional         During the
                                ----------------  Paid-in           Development
                                 Shares   Amount  Capital    Total     Stage
                                --------- ------ ---------- ------- -----------
Balance--March 22, 2000 (Date
 of Inception).................        --  $ --   $    --   $    --  $     --
  Stock issued for legal and
   organizational expenses at a
   fair market value of
   $0.01 per share............. 1,600,000   160    15,840    16,000        --
  Net loss for the period......        --    --        --        --   (51,000)
                                ---------  ----   -------   -------  --------
Balance--April 30, 2000........ 1,600,000   160    15,840    16,000   (51,000)
  Net loss for the period......        --    --        --        --        --
                                ---------  ----   -------   -------  --------
Balance--July 31, 2000
 (unaudited)................... 1,600,000   160    15,840    16,000   (51,000)
                                =========  ====   =======   =======  ========




   (The accompanying notes are an integral part of the financial statements)

                              SLW ENTERPRISES INC.
                         (A Development Stage Company)

                       NOTES TO THE FINANCIAL STATEMENTS

                          (expressed in U.S. dollars)

1. DEVELOPMENT STAGE COMPANY

   SLW Enterprises Inc. herein (the "Company") was incorporated in the State of Washington, U.S.A. on March 22, 2000. The Company acquired a license to market and distribute vitamins, minerals, nutritional supplements, and other health and fitness products in Montana, North Dakota, South Dakota and Wyoming, in which the grantor of the license offers these products for sale from various suppliers on their Web Site.

   The Company is in the development stage.

   In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  Year end

     The Company's fiscal year end is April 30.

  (b)  License

     The cost to acquire the License was capitalized. The cost will be amortized on a straight-line basis over twelve months.

     The carrying value of the License is evaluated in each reporting period to determine if there were events or circumstances which would indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses including assessing the Company's ability to bring the commercial applications to market, related profitability projections and undiscounted cash flows relating to each application which necessarily involves significant management judgment. The License has been written-off to operations as at April 30, 2000 due to the lack of historical cash flow of Vitaminmineralherb.com. However, it is the Company's intention to determine if it is economically feasible to commercially exploit a business plan.

  (c)  Cash and Cash Equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

  (d)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

3. LICENSE

   The Company's only asset was a license to market vitamins, minerals, nutritional supplements and other health and fitness products through the Grantor's Web Site. The Company desires to market these products to

                             SLW ENTERPRISES, INC.
                         (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)

                          (expressed in U.S. dollars)

medical practitioners, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness practitioners, school and other fund raising programs and other similar types of customers in Montana, North Dakota, South Dakota and Wyoming. The license was acquired on April 13, 2000 for a term of three years. The Company must pay an annual fee of $500 for maintenance of the Grantor's Web Site commencing on the anniversary date. The Grantor of the license retains 50% of the profits.

   The Company paid total consideration of $35,000 for the license with a note payable of $35,000. See Note 5.

   The License has been written-off to operations as at April 30, 2000 due to the lack of historical cash flow of Vitaminmineralherb.com. However, it is the Company's intention to determine if it is economically feasible to commercially exploit a business plan.

4. NOTE PAYABLE

   The note payable is unsecured, non-interest bearing and is repayable upon the successful completion of an Initial Public Offering of the common stock of the Company and sale of all registered shares pursuant to such offering. As the proceeds from this offering are not sufficient to repay this loan the President of the Company intends to loan it $35,000 for payment of the license.

5. RELATED PARTY TRANSACTION

   The License referred to in Note 3 was assigned to the Company by the sole director and President of the Company for consideration of the assumption of a note payable of $35,000. The License was recorded at the transferors cost of $35,000 which was also fair market value.

   The Grantor of the License is not related to the Company.

6. SUBSEQUENT EVENT

   The Company has filed an SB-2 Registration Statement with the U.S. Securities Exchange Commission. Once declared effective the Company will offer, on a best efforts basis, 1,000,000 common shares at $0.01 per share for cash proceeds of $10,000.

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

   None.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   SLW Enterprises' Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Washington law against all liabilities incurred by reason of the fact that the person is or was a director or officer of SLW Enterprises or a fiduciary of an employee benefit plan, or is or was serving at the request of SLW Enterprises as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

   The effect of these provisions is potentially to indemnify SLW Enterprises' directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with SLW Enterprises. Pursuant to Washington law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
(b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

   The bylaws of SLW Enterprises, filed as Exhibit 3.2, provide that it will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of SLW Enterprises, absent a finding of negligence or misconduct in office. SLW Enterprises' Bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not SLW Enterprises has the power to indemnify such person against liability for any of those acts.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The amounts set forth are estimates except for the SEC registration fee:

   SEC registration fee................................................ $    35
   Printing and engraving expenses.....................................     -0-
   Attorneys' fees and expenses........................................  16,000
   Accountants' fees and expenses......................................   1,500
   Transfer agent's and registrar's fees and expenses..................     500
   Miscellaneous.......................................................     965
                                                                        -------
   Total............................................................... $19,000
                                                                        =======

   The Registrant will bear all expenses shown above.

                    RECENT SALES OF UNREGISTERED SECURITIES

   Set forth below is information regarding the issuance and sales of SLW Enterprises' securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

   On April 13, 2000, SLW Enterprises issued 1,600,000 shares of common stock to Suzanne Wood in satisfaction of legal expenses ($16,000). The issuance of the shares was exempt from registration under Rule 506 of Regulation D, and sections 3(b) and 4(2) of the Securities Act of 1933, as amended, due to Ms. Woods' status as the founder and initial management of SLW Enterprises, and her status as an accredited investor, and the limited number of investors
(one).

                                    EXHIBITS

   The following exhibits are filed as part of this Registration Statement:

 Exhibit
 Number  Description
 ------- -----------
   3.1*  Articles of Incorporation
   3.2*  Bylaws
   4.1*  Specimen Stock Certificate
   4.2*  Stock Subscription Agreement
   5.1*  Opinion re: legality
  10.1*  License Agreement
  10.2*  Assignment of License Agreement
  10.3*  Promissory Note to Vitamineralherb.com Inc.
  23.1   Consent of Independent Auditors
  23.2*  Consent of Counsel (see Exhibit 5.1)
  27.1   Financial Data Schedule
  27.2*  Financial Data Schedule

--------
*  Previously filed.

                                  UNDERTAKINGS

   The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities of the securities at that time to be the initial bona fide Offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     (4) Provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on October 30, 2000.

                                          SLW Enterprises Inc.

                                                    /s/ Suzanne Wood
                                          By: _________________________________
                                                       Suzanne Wood,
                                                         President

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

              Signature                          Title                   Date
              ---------                          -----                   ----


         /s/ Suzanne Wood              President, Secretary,       October 30, 2000
______________________________________  Treasurer, and Director
             Suzanne Wood

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
   3.1*  Articles of Incorporation

   3.2*  Bylaws

   4.1*  Specimen Stock Certificate

   4.2*  Stock Subscription Agreement

   5.1*  Opinion re: legality

  10.1*  License Agreement

  10.2*  Assignment of License Agreement

  10.3*  Promissory Note to Vitamineralherb.com Inc.

  23.1   Consent of Independent Auditors

  23.2*  Consent of Counsel (see Exhibit 5.1)

  27.1   Financial Data Schedule

  27.2*  Financial Data Schedule

--------
*  Previously filed.